EXHIBIT 10.29

TMS INTERNATIONAL CORP.

SCHEDULE OF NONSTATUTORY OPTION AGREEMENTS

FOR NAMED EXECUTIVE OFFICERS

(based on attached form of Agreement)

Officer	Date	Number of Options	Exercise Price
Joseph Curtin	April 13, 2011	50,000	$13.00
Raymond E. Kalouche	April 13, 2011	50,000	$13.00
	April 13, 2012	50,000	$11.18
J. David Aronson	April 13, 2011	35,000	$13.00
	April 13, 2012	50,000	$11.18
Daniel E. Rosati	April 13, 2011	25,000	$13.00
	April 13, 2012	25,000	$11.18
Leon Z. Heller	April 13, 2011	3,750	$13.00
	April 13, 2012	3,750	$11.18
Thomas E. Lippard	April 13, 2013	25,000	$13.00

TMS INTERNATIONAL CORP.

NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this             day of             , 201     (the “Grant Date”) between TMS International Corp., a Delaware corporation (the “Company”), and             (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of Class A Common Stock (the “Shares”) under the Company’s Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a “Participant”).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.	GRANT OF OPTION

The Company grants to the Optionee the right and option to purchase all or any part of an aggregate of             Shares (the “Option”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

2.	PURCHASE PRICE

The purchase price of the Shares subject to the Option shall be $            per Share (the “Exercise Price”), the Fair Market Value of the Shares as of the Grant Date.

3.	VESTING AND EXERCISE OF OPTION

(a)	Subject to the Plan and this Agreement, the Option shall become vested as follows:

EXERCISE PERIOD
Number of Shares	Commencement Date	Expiration Date
10% of Shares	1st Anniversary of Grant Date	10 Years from Grant Date
Additional 20% of Shares	2nd Anniversary of Grant Date	10 Years from Grant Date
Additional 30% of Shares	3rd Anniversary of Grant Date	10 Years from Grant Date
Remaining 40% of Shares	4th Anniversary of Grant Date	10 Years from Grant Date

(b)	Notwithstanding the vesting schedule set forth in Paragraph 3(a), fifty percent (50%) of the Vested Shares subject to the Option (the “Price Restricted Options”) shall only be exercisable if, as of the trading date immediately preceding the applicable exercise date, the closing price of a Share is at least one hundred fifteen percent (115%) of the Exercise Price. The remaining fifty percent (50%) of the Vested Shares shall not be subject to such restriction, and the Option may, with respect to such Vested Shares, be exercised at any time following the date they become Vested Shares, subject to the terms of the Plan and this Agreement. Any exercise of an Option when the closing price of a Share is at least one hundred fifteen percent (115%) of the Exercise Price on the trading date immediately preceding the applicable exercise date shall be deemed to be an exercise of a Price Restricted Option. Any exercise of an Option when the closing price of a Share is less than one hundred fifteen percent (115%) of the Exercise Price on the trading date immediately preceding the applicable exercise date shall not be deemed to be an exercise of a Price Restricted Option. The terms and conditions of this Section 3(b) shall terminate immediately prior to the occurrence of a Change in Control (as defined below).

(c)	Notwithstanding anything to the contrary in this Section 3, one hundred percent (100%) of the Shares which are otherwise unvested Shares shall become vested Shares upon a Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of (i) the purchase or other acquisition of outstanding shares of the Company’s capital stock by any entity, person or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (other than the Company or one of its subsidiaries or employee benefit plans), in one or more transactions, such that the holder, following such acquisition, thereafter beneficially owns more than 50% of the voting power of the outstanding capital stock of the Company entitled to vote for the election of directors (“Voting Stock”); (ii) the completion by any entity, person, or group (other than the Company or one of its subsidiaries or employee benefit plans) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; and (iii) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation immediately after such merger or consolidation, or (2) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock, or (3) the approval by the stockholders of the Company of a liquidation or dissolution of the Company. For the avoidance of doubt, one or more sales of Voting Stock by the holders of the Company’s Voting Stock in so-called “secondary offerings” shall not constitute a Change in Control.

Any	Shares which have become vested pursuant to Section 3 shall be referred to herein as “Vested Shares”.

4.	ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased, at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option, and shall otherwise comply with the terms and conditions of this Agreement and the Plan. On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for the Shares as to which the Option is exercised.

The Option price of any Shares shall be payable at the time of exercise as determined by the Company in its sole discretion either:

(a)	in cash, by certified check or bank check, or by wire transfer;

(b)	in whole shares of the Company’s common stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)	through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)	in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the purchase price shall be determined as of the date of exercise of the Option. Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The Company shall pay all original issue taxes with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a stockholder only with respect to those Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

5.	NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

6.	NOTICES

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	TMS International Corp. P.O. Box 2000 Glassport, PA 15045 Attention: General Counsel

To the Optionee:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

7.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

8.	BINDING EFFECT

This Agreement shall (subject to the provisions of Paragraph 5 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

TMS International Corp.	OPTIONEE:

By:
Its:	Name: